Issuer Pixel

The world's first corporate content sharing platform powered by A.I. technology, connecting companies to businesses, consumers, and investors in a $400B global market.



Invest

$100 minimum investment

Deadline July 20, 2021
in 8 days

Share Price
$1.25

Total Raised
$160,969

Valuation
$16,096,009

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

A FEW NOTABLE INVESTORS AND ADVISORS



Steve Shum
CEO, INVO Bioscience Inc
Investor

"Issuer Pixel is the perfect solution amidst the growing trend of companies looking to provide video-based content in order to connect with and provide information to their investors, partners, and customers. There is tremendous value in having the content organized in a logical and easy to find methodology for users thereby allowing it to reach the target audience."



Robert Pederson II
Founder & Former CEO, ZAGG Inc
Advisor, Investor

"I have known Issuer Pixel CEO, David Baker, for many years. He was the lead advisor for ZAGG when it successfully entered the public markets in 2007. He continued to advise ZAGG on effectively running a public company and raising the necessary capital. David has the unique ability to look far forward and see what needs to happen and then to bring all of the necessary pieces and people together to make great things happen. I have confidence that David will use that same ability in making Issuer Pixel very successful. It is a pleasure to serve as an advisor in this exciting venture."



Julio Gonzalez
Founder and CEO of Engineered Tax Services, Inc
Advisor

"Issuer Pixel has developed a disruptive video and audio sharing platform for companies that solves many problems that currently exist on popular video sharing platforms. The Company's powerful video and audio search engine provides the granularity, relevance and congruity of results to enable companies and their associated videos and audio on the Issuer Pixel platform to both be found, that otherwise would remain in obscurity and provide these companies with enduring visibility. Engineered Tax Services looks forward to utilizing the Issuer Pixel platform as our external facing corporate video library."



David Collins
Managing Director, Catalyst IR
Advisor, Investor

"Issuer Pixel is an exciting, powerful tool that compliments the research and discovery of businesses, solutions, technologies and other differentiating factors. It brings order, specificity and precision to the otherwise unsearchable universe of video and rich media assets that it unites in one convenient place. Given the huge investment made in video and other media, the question for me isn't 'Why Issuer Pixel?' The question is 'What took so long for a solution to emerge?!"

FOUNDERS





David Baker
CEO, Chief Product Architect and Founder

David co-founded Revere Data LLC (fka Sectorbase) which was eventually acquired by Factset Data Systems, Inc. David's 29-year career includes leading three hedge funds, proprietary trading, investment banking, and securities brokerage. He is responsible for the overall success of Issuer Pixel.

Vadim Tarasov
Chief Information Officer and Founder

Vadim has co-owned a software development company for 9 years and has developed software for start-ups and Fortune 500 companies. Vadim is responsible for designing, leading, and managing technology and information systems across all internal operations.



Byron Kwok
Chief Technology Officer and Founder

Byron has co-owned a software development company for 9 years and has developed software for start-ups and Fortune 500 companies. His primary expertise lies in database design and back-end development. Byron is responsible for building the Issuer Pixel technology platform.



David Guzy

Chief Research Officer, Interim CFO and Founder

David has Big Bank experience and was Top Rated at Bank of America. David has operated a data and financial analytics consulting firm for 3 years. David is responsible for the design, construction, management of industry taxonomies, and content for the Issuer Pixel platform. He is also the interim CFO.

DEAL HIGHLIGHTS

- CEO co-founded Revere Data LLC, which was eventually acquired by Factset Data Systems, Inc. CEO has co-authored three financial analytics and database patents, and has decades of financial markets experience.
- Globally recognized advisors, including former founder, CEO, and Chairman of ZAGG, Inc and 2009 Ernst & Young's Entrepreneur of the Year.
- Patent pending technology leveraging the power of machine learning and AI. Patent strategy is Omnibus patent family with 6 patents planned. 1st Utility patent filed and pending. 5 more patents being prepared and will be strategically filed.
- $130 Billion Dollar Total Available Market - for both domestic and international presence.
- Team of 16 professionals with Financial Markets, Banking, SaaS, and Software Development expertise.
- Last mover advantage: Issuer Pixel wins by attacking a large market with a unique approach - potential competitors have not signaled entry or awareness of this market.

PROBLEM

Problem for Companies



Problem for Companies

Generating awareness, to finding investors, partners, customers, and suppliers is expensive and time-consuming.

Most companies do not have a structure to organize their video and audio content: including Fortune 500 companies.

Problem for Investment Community


SINGAPORE
HONG KONG
AUSTRALIA
SWITZERLAND
SWEDEN
DENMARK
CANADA
NORWAY

Problem for Investment Community

Investors, partners, and suitors have difficulty identifying companies globally and finding relevant video/audio content: including micro/small/mid cap public, private, venture stage, foreign, and cryptocurrency companies.

Investors do not have a centralized platform or library to efficiently find video content by company Industry, Sector, Group or at any Product/Service level within an industry.

SOLUTION

So we built Issuer Pixel

Issue Pixel is the world's first corporate content sharing platform powered by A.I. technology, connecting companies to businesses, consumers, and investors in a $400B global market.

WHY INVEST

- Management team has successfully founded startups and has extensive experience in financial services and SaaS applications. CEO co-founded Revere Data LLC (fka Sectorbase), which was eventually acquired by Factset Data Systems.
- A total available multi-billion dollar global revenue opportunity – for both domestic and international presence.
- Issuer Pixel has multiple revenue streams: Company Subscription Fee, Investor Subscription Fee, Advertising Revenue, Information Sharing Revenue, and Promotional Services Revenue.
- Patent pending and patent strategy protects Issuer Pixel's intellectual property, discouraging competition and encouraging potential acquisition.
- Video and audio content is growing rapidly. Most consumers of information would rather watch a video than read text.

MARKET

market


$130.5 Billion Total Available Market
$84.6 Billion
Available
Issuer Market
$45.0 Billion
Available
User Market
$900 Million
Corporate Video
Sharing Ad Market

COMPETITIVE MAP

Competitive Map


Abundant Video and Audio Content
Google
YouTube
dailymotion
Panopto
brightcove
vimeo
vbrick
ISSUER PIXEL
Bloomberg
All Content
Company Specific Content
BARRON'S
yahoo! finance
MORNINGSTAR
THOMSON REUTERS
MarketWatch
S&P Global
PitchBook
CrunchBase
Scarce Video and Audio Content

COMPANIES SIMILAR TO ISSUER PIXEL

Comparable Companies

Comparable Companies and Description		Valuation
brightcove	Online video platform for streaming, hosting, and organizing video content	$877 Million
vimeo	Video hosting, sharing, and services platform focused on high-definition video	$6 Billion
		Total Funding
vbrick	Live streaming and video content management solutions for the digital enterprise	$71 Million
Panopto	Recording, streaming, and video content management software used in E-learning environments	$60 Million

PITCH DECK

Pitch deck



A global, searchable, company and industry-specific video and audio sharing platform with congruent and relevant results, connecting companies to the world.
ISSUER PIXEL
Because an alternative does not exist...
Investor Contact
David N. Baker, CEO
dnb@issuerpixel.com
(415) 297-4749
© Proprietary and Confidential

FAQS

Who are the Company Advisors?

Platform Screenshots

What are Some Use Cases?

How Do You Make Money?

How Will You Use The Capital Raised?

What is Your Organization Structure?

How Does Issuer Pixel Benefit Companies?

How Does Issuer Pixel Benefit Investors, Partners, Suitors, and Supply Chain?

Why Would People use Issuer Pixel, and Not Youtube, Dailymotion, or Vimeo?

USE OF PROCEEDS

If the offering's maximum amount of $2,500,000 is raised:

Use	Value	% of Proceeds
Marketing	$903,450	36.1%
Platform Design & Development	$665,700	26.6%
Legal	$142,650	5.7%
Developing Proprietary Content (protected by IP)	$665,700	26.6%
Intermediary fees	$122,500	4.9%

TERMS

This is an offering of Class B Common, under registration exemption 4(a)(6), in Issuer Pixel, Inc. This offering must raise at least $10,000 by July 20, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Issuer Pixel may issue additional securities to raise up to $2,500,000, the offering's *maximum*.

$160,969 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,876,807 shares
× $1.25 per share

$18,596,009 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 16, 2021
- Form C/A on April 21, 2021
- Form C/A on May 13, 2021
- Form C/A on June 22, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

- Jul 5, 2021 — Issuer Pixel's mission is to enable every...
- Jul 1, 2021 — Issuer Pixel will be presenting at the Access...
- Jun 28, 2021 — Customer Beta Launch Coming July 15th. We have...
- Jun 22, 2021 — Issuer Pixel continues to build its patent...
- Jun 22, 2021 — Filed Form C/A
- Jun 9, 2021 — Issuer Pixel CEO, David N. Baker, will be doing...
- Jun 8, 2021 — We would like to welcome everyone to join the...
- May 26, 2021 — Issuer Pixel is hosting a webinar to meet the...
- May 19, 2021 — IPO Edge will be hosting Issuer Pixel for a...
- May 13, 2021 — Filed Form C/A
- Apr 30, 2021 — Julio also started the Gonzalez Family Office...
- Apr 30, 2021 — Mr. Julio Gonzalez, National Tax Reform Expert,...
- Apr 30, 2021 — I am very excited and proud to announce that my...
- Apr 21, 2021 — Filed Form C/A
- Apr 16, 2021 — Primary offering of 2,000,000 shares at $1.25

Apr 16, 2021 • Filed Form C

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